EXHIBIT 12

HILBURN, CALHOON, HARPER, PRUNISKI & CALHOUN, LTD.

ATTORNEYS AT LAW

ONE RIVERFRONT PLACE - EIGHTH FLOOR NORTH LITTLE ROCK, ARKANSAS 72114 POST OFFICE BOX 5551 NORTH LITTLE ROCK, ARKANSAS 72119	TELEPHONE: (501) 372-0110 FACSIMILE: (501) 372-2029

October 19, 2017

Board of Directors

Stone Bancshares, Inc.

802 East Main Street

Mountain View, AR 72560

Re: Offering of Stone Bancshares, Inc. Common Stock

Ladies and Gentlemen:

At your request, we have reviewed the draft offering statement including the draft offering circular describing the proposed offer and sale of 1,000,000 shares of Stone Bancshares, Inc. common stock.  We have also reviewed the Articles of Incorporation, Bylaws, and resolutions of the Board of Directors of Stone Bancshares, Inc.  On the basis of our review, it is our opinion that the common stock as described in the offering statement, when sold, will be legally issued, fully paid and non-assessable.

If you have any questions regarding this opinion, please do not hesitate to contact me.

Sincerely,

John E. Pruniski, III

JEP/bll